Exhibit 99.2

BioDelivery Sciences International Reveals Additional Details

Regarding BEMA LA

Product Uses Proven BEMA Technology to Deliver Buprenorphine, a Long-Acting Pain Reliever

With Reduced Addiction and Abuse Potential

RALEIGH, N.C. —(BUSINESS WIRE)—November 1, 2007—BioDelivery Sciences International, Inc. (Nasdaq: BDSI, http://www.bdsinternational.com) reported that development efforts will be rapidly expanded on BEMATM LA, the company’s second analgesic compound. This follows the recent submission of an NDA and the securing of a U.S. commercialization partnership for BDSI’s lead product, BEMATM Fentanyl, a treatment for breakthrough cancer pain.

The company announced that the analgesic contained in BEMATM LA is the longer acting, Schedule III narcotic analgesic, buprenorphine. Buprenorphine has comparable efficacy to Schedule II narcotics such as morphine and oxycodone, but has demonstrated less addiction and abuse potential. This reduced addiction and abuse potential is one of the key value drivers behind this second pain product, which BDSI will now refer to publicly as BEMATM Buprenorphine.

“The value of the BEMA delivery technology has been demonstrated in our clinical development program for our first pain product, BEMA Fentanyl, with a safety and efficacy profile based on the administration of over sixty thousand individual dose units,” stated Dr. Andrew Finn, BioDelivery Sciences International Executive Vice President of Product Development. “Our preliminary Phase I study with BEMA Buprenorphine in normal volunteers has shown that we can achieve therapeutic plasma concentrations (i.e., those proven to be efficacious) of buprenorphine using the BEMA technology. This should allow us to provide this potent and well tolerated opioid analgesic for the treatment of moderate to severe pain conditions where longer acting pain relief and good tolerability are needed.”

Buprenorphine is currently available in the United States for the treatment of pain only in an injectable formulation that is typically used in the hospital setting to treat postoperative pain. Buprenorphine is an opioid analgesic with potency twenty-five to thirty times that of morphine and, according to published reports, has an established safety and efficacy record and a low propensity for causing dependency or addiction. In other countries, buprenorphine is widely used for its analgesic properties and lack of euphoria, a side effect that often leads to addiction to other opioid analgesics such as morphine and oxycodone. BDSI believes that BEMATM Buprenorphine could potentially be the first non-injectable form of this long-acting opioid in the U.S., allowing for relative ease of administration and the reliable dosing needed to treat a variety of pain conditions.

BDSI believes that BEMATM Buprenorphine represents a significant opportunity to capture market share in the $24 billion pain market in the U.S. Due to the product’s potential development for a variety of acute and/or chronic pain conditions, and that buprenorphine may address an important unmet need for a pain product with a lower risk of addiction and abuse potential, BDSI believes the product could potentially generate peak sales in excess of $500 million.

“While our primary attention will continue to be on supporting all activities associated with the acceptance and approval of the NDA for BEMA Fentanyl, we have now reached an important point where our pharmaceutical and clinical development activities for BEMA Buprenorphine can accelerate,” said Dr. Mark Sirgo, President and CEO of BSDI. “This is truly an exciting product opportunity that complements our first offering, BEMA Fentanyl, which will be used to treat only breakthrough pain beginning with that observed in many cancer patients. Separately, BEMA Buprenorphine can be used to potentially treat a variety of acute and chronic pain conditions; we believe it offers a major advantage over the Schedule II narcotics by having a lower potential for abuse and addiction. We plan to move ahead with scale-up manufacturing of the product to conduct additional clinical efficacy and safety trials in moderate to severe pain. It is our intention to have BEMA Buprenorphine in the clinic in 2008, and we will move forward aggressively in building a franchise in the area of pain management based on our proven BEMA delivery technology.”

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA™ oral adhesive disc technology: BEMATM Fentanyl, a treatment for “breakthrough” cancer pain, and BEMATM Buprenorphine, a second analgesic with a target indication of the treatment of moderate to severe pain. The company is also working with both its BEMATM technology and its patented Bioral® nanocochleate technology on products targeted at other acute treatment opportunities such as insomnia, nausea and vomiting, and infections. The company’s headquarters are located in Raleigh, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results and royalty or milestone payments, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

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